SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2009

WATTS WATER TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845
(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                      Costs Associated with Exit or Disposal Activities.

On May 22, 2009, Watts Industries Europe B.V. (“Watts Europe”), an indirect, wholly-owned subsidiary of Watts Water Technologies, Inc. (the “Registrant”) and the sole stockholder of TEAM Precision Pipework, Ltd. (“TEAM”), which is located in Ammanford, U.K., passed a special resolution approving the appointment of an administrator for TEAM under the United Kingdom Insolvency Act of 1986.  The administrator has the power to reorganize TEAM, sell its business and assets in order to make distributions of resulting proceeds, if any, to TEAM’s creditors, or, if necessary, liquidate the business.  Administration provides TEAM and its affiliates with protection from creditors, and the administrator has sole control over, and responsibility for, TEAM’s operations, assets and liabilities during the administration process.  After the commencement of the administration process, Watts Europe will remain the sole stockholder of TEAM but will have no management control or influence over TEAM.

On May 11, 2009, the Registrant’s Board of Directors authorized management to sign the special resolution on behalf of Watts Europe to appoint an administrator for TEAM, subject to and conditioned upon the grant of a waiver under the Registrant’s Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, certain subsidiaries of the Company who become borrowers under the Credit Agreement, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, and the other lenders referred to therein, allowing the commencement of the administration process for TEAM, and a release of the guaranty provided by TEAM under the Credit Agreement.  The waiver and release under the Credit Agreement was obtained on May 20, 2009.  The Registrant expects to record a non-recurring, non-cash charge of approximately $15.5 million in connection with the deconsolidation of TEAM.

The Registrant believes that administration will achieve a better result for TEAM’s creditors as a whole than would be likely if TEAM were liquidated without first being placed into administration.  TEAM served the automotive and HVAC markets in the United Kingdom and western Europe.  Recent downturns in TEAM’s primary markets have resulted in operating losses.  Management believes that TEAM is no longer a long-term strategic fit for the Registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2009	WATTS WATER TECHNOLOGIES, INC.
	By:	/s/ Kenneth R. Lepage __________________________________ Kenneth R. Lepage General Counsel